Charles J. Bair

+1 858 550 6142

cbair@cooley.com

EXHIBIT 5.1

March 3, 2020

Biocept, Inc.

5810 Nancy Ridge Drive, Suite 150
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Biocept, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of 23,000,000 shares (the “Shares”) of common stock of the Company pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-224946) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated May 24, 2018 (the “Base Prospectus”), and the prospectus supplement dated March 2, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations under the Act (together with the Base Prospectus, the “Prospectus”).  The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation, as amended, its Amended and Restated Bylaws and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley LLP

By: /s/ Charles J. Bair

Charles J. Bair, Partner